 Exhibit 99.1

GreenBox POS LLC

a Washington Limited Liability Company

Financial Statements and Accompanying Notes

for the

Year Ended December 31, 2017

Financial Statements

GreenBox POS LLC

Year Ended December 31, 2017

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of GreenBox POS LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of GreenBox POS LLC (the "Company") as of December 31, 2017, the related statement of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2019

Lakewood, CO

January 6, 2020

GreenBox POS LLC

Balance Sheet

As of December 31, 2017

Assets
Cash	$83,353
Inventory	963
Prepaid Expense	798
Security Deposit	1,578
Total Current Assets	86,692
Fixed Assets, net	6,069
Total Assets	$92,761

Liabilities and Member Equity
Liabilities
Accounts Payable	$31,980
Total liabilities	31,980

Member Equity
Owners’ Equity	500,100
Receivable for Equity Purchase	(300,000)
Accumulated Deficit	(139,319)
Total Owner’s Equity	60,781
Total Liabilities and Owner’s Equity	$92,761

The accompanying notes are an integral part of these consolidated financial statements.

GreenBox POS LLC

Statement of Operations

From Formation on August 10, 2017 to December 31, 2017

Expenses
Sales and Marketing	$633
General and Administrative	92,457
Research and Development	46,229
Total Expenses	139,319
Loss from Operations	(139,319)
Net loss	$(139,319)

The accompanying notes are an integral part of these consolidated financial statements.

GreenBox POS LLC

Statement of Member Equity

For the Year Ended December 31, 2017

	Owners’	Receivable for	Accumulated	Total
	Equity	Equity Purchase	Deficit	Owners’ Equity
Balance at August 1, 2017	$-	$-	$-	$-
Contributions from Owners	200,100	-	-	200,100
Receivable for Equity Purchase	300,000	(300,000)	-	-
Net Loss	-	-	(139,319)	(139,319)
Balance at December 31, 2017	$500,100	$(300,000)	$(139,319)	$60,781

The accompanying notes are an integral part of these consolidated financial statements.

GreenBox POS LLC

Statement of Cash Flows

From Formation on August 10, 2017 to December 31, 2017

Operating Expenses
Net Loss	$(139,319)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	209
Changes in operating assets and liabilities
(Increase) inventory	(963)
(Increase) decrease in Prepaid Expenses and Other Current Assets	(2,376)
Increase (decrease) in Accounts Payable	31,980
Net cash used in Operating Activities	(110,469)

Investing activities
Purchases of Fixed Assets	(6,278)
Net cash used in Investing Activities	(6,278)

Financing activities
Proceeds from Contributions from Owners	200,100
Net cash provided by Financing Activities	200,100

Net increase in Cash and Cash Equivalents	83,353

Cash and Cash Equivalents at the beginning of the year	-

Cash and Cash Equivalents at the end of the year	$83,353

The accompanying notes are an integral part of these consolidated financial statements.

GreenBox POS LLC

Notes to Financial Statements

December 31, 2017

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

Organization

GreenBox POS LLC is a limited liability company formed under the corporate laws of the State of Washington on August 10, 2017.

We are a tech company formed with the intent of developing, marketing and selling innovative blockchain-based payment solutions, which we believe will cause favorable disruption in the payment processing marketplace. Our core focus is to develop and monetize disruptive blockchain-based applications, integrated within an end-to-end suite of financial products, supporting a multitude of industries.

We’ve been awarded five provisional patents for our technology, each directly related to our core business focus. Subsequently, we filed non-provisional patent application 16/212,627 on December 6, 2018, under which we claimed the benefit of the five provisional patents.

We develop proprietary, blockchain-based software, which serves as the basis for our payment process solutions. With this software, our system can manage any amount of tokenized assets, including cash and data, on a secured, immutable blockchain ledger.

Our primary office is in San Diego, California. Our website is www.greenboxpos.com.

Unless the context otherwise requires, all references to “we,” “us,” “our,” “Private Company,” “PrivCo” or the “Company” are to GreenBox POS LLC, a limited liability company, registered in the state of Washington.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America and are presented in U.S. dollars.

Going Concern

Our statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon our ability to identify prospects for capital procurement, and to obtain the necessary debt or equity financing needed to develop, sustain and grow our operations, until such time as we are able to generate sufficient cash flow from operation to support our operations, growth, research and development. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company’s financial instruments consist principally of cash and prepaid expenses. Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Income (Loss) Per Common Share

At December 31, 2017, the Company was a privately held limited liability corporation and had not established common shares of stock. As such, income (loss) per common share is not applicable.

Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2017, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets, which range from three to eight years. Leasehold improvements are amortized over the shorter of the useful life of the related assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

Long-Lived Asset Impairments

The Company reviews long-lived assets, including property and equipment and intangible assets, for impairment when events or changes in business conditions indicate that their carrying value may not be recovered, and at least annually. The Company considers assets to be impaired and writes them down to estimated fair value if expected associated undiscounted cash flows are less than the carrying amounts. Fair value is the present value of the associated cash flows. There was no impairment of long-lived assets in 2017.

Leases

Lease for office space at our corporate headquarters is classified as an operating lease in accordance with ASC 840, Leases. Rent expense is recognized on a straight-line basis over the terms of the leases and, accordingly, we record the cumulative difference between cash rent payments and the recognition of rent expense as a deferred rent liability. When an operating lease includes lease incentives, such as a rent abatements or leasehold improvement allowances, or requires fixed escalations of the minimum lease payments, the aggregate rental expense, including such incentives or increases, is recognized on a straight-line basis over the term of the lease.

Revenue Recognition

Upon the Company’s commencement of sales, revenues will be recognized in accordance with FASB ASC Topic 605, Revenue Recognition, and with the guidelines of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition”.

Under SAB 104, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the price is fixed or determinable, and (iv) collection is reasonably assured.

For the year ended December 31, 2017, during which we were in a development stage, we did not generate revenue.

Advertising & Marketing Expense

Advertising & Marketing expenses are classified as general and administrative expenses and were $633 for the year ended December 31, 2017.

Income Taxes

We will use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

For the period ending December 31, 2017, we elected to file our tax return as an S Corporation. On January 10, 2018, we received an investment from RB Capital, Inc (see Note 4: Equity below), an ineligible shareholder (because it is a corporate entity) under the S corporation rules that terminated our “S” election on January 10, 2018, the date of the investment. Thus, while we remain a limited liability company, for tax purposes, from January 11, 2018 forward, we must file our tax returns as a C corporation.

Research and Development Costs

Research and development (“R&D”) costs, which are expensed as incurred, are primarily comprised of costs and expenses for salaries and benefits including expenses associated with research and development personnel, contract services, and costs of supplies. R&D costs were $46,229 for the year ended December 31, 2017.

Recent Accounting Pronouncements

On December 22, 2017, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed in reasonable detail to complete the accounting for certain income tax effects of the Tax Cuts and Jobs Act (“U.S. Tax Cuts and Jobs Act of 2017”). This new law did not have a significant impact on the Company’s financial statements for the year ended December 31, 2017 because the Company is organized as a limited liability company.

In July 2017, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivatives and Hedging (Topic 815) (“ASU 2017-11”). ASU 2017-11 changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. The amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260 to recognize the effect of the down round feature when triggered with the effect treated as a dividend and as a reduction of income available to common shareholders in basic EPS. The new standard is effective for nonpublic business entities fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The new standard is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this accounting standard update.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation: Scope of Modification Accounting, which provides clarity and guidance around which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The standard is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual reporting periods. The adoption of this guidance will have no impact on our financial statements as the Company currently does not offer share-based payment.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize “right of use” assets and liabilities for all leases with lease terms of more than 12 months. The ASU requires additional quantitative and qualitative financial statement footnote disclosures about the leases, significant judgments made in accounting for those leases and amounts recognized in the financial statements about those leases. The effective date will be fiscal periods beginning after December 15, 2019. The Company is currently evaluating the impact of the adoption of this accounting standard update on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU creates a single source of revenue guidance for companies in all industries. The new standard provides guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers, unless the contracts are within the scope of other accounting standards. It also provides a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets. This guidance, as amended, must be adopted using either a full retrospective approach for all periods presented or a modified retrospective approach and will be effective for nonpublic business entities fiscal years beginning after December 15, 2018 with early adoption permitted. The Company is currently evaluating the impact of the adoption of this accounting standard update on its financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3: LEGAL MATTERS

During the reporting period ending December 31, 2017, there were no outstanding, nor known likely nor potential legal matters.

NOTE 4: EQUITY

	Owners’	Receivable for	Accumulated	Total
	Equity	Equity Purchase	Deficit	Owners’ Equity
Balance at August 1, 2017	$-	$-	$-	$-
Contributions from Owners	200,100	-	-	200,100
Receivable for Equity Purchase	300,000	(300,000)	-	-
Net loss	-	-	(139,319)	(139,319)
Balance at December 31, 2017	$500,100	$(300,000)	$(139,319)	$60,781

Formation

Upon formation on August 10, 2017, the Company issued 100% of its membership interests to Fredi Nisan (“Nisan”). Subsequently, Nisan entered into a verbal agreement in October 2017 with Ben Errez (“Errez”) whereby Errez and Nisan would equally own the Company’s membership interests, and Errez would have equal rights in the operations of the Company, as one of the Company’s two managing members. This agreement was subsequently formalized in August 2019. At the end of 2017, Nisan and Errez owned and controlled 90% of the Company, with Bucciero (see next paragraph) owning and controlling the remaining 10%.

Bucciero

On October 10, 2017, we entered into a Memorandum of Understanding” (“MOU”) with Matthew Bucciero, Kellsi Booth, Chris Booth and Partners (“Bucciero”), wherein we agreed to sell Bucciero up to 22.5% of the Company, for cash and consideration of $1,250,000, which comprised cash payments due totaling $500,000 for 10%, payments in kind to include licenses and permits valued at $500,000 for 10%, and the remaining 2.5% for anticipated business development activities to be carried out by Bucciero. As of the execution of the MOU, Bucciero became a managing member of the Company on an “as if” ownership basis, assuming ownership of 10% of the Company effective with the execution of the MOU. We received capital contributions from Bucciero of $100,000 on October 10, 2017 and another $100,000 on December 22, 2017. On December 31, 2017, Bucciero held $500,000 in equity: $200,000 from capital contributions, and $300,000 on an “as if paid for” basis, with an expectation of receiving payment from Bucciero of $300,000. This remaining cash balance of $300,000 is stated in the Equity section of our Balance Sheet as a Receivable for Equity Purchase.

NOTE 5: EMPLOYEES AND CONSULTANTS

For the period ending December 31, 2017, we did not have employees. We had two consultants, to whom we paid a total of $80,000 in 2017, for consulting services rendered. The consultants are also our owners, who serve as managing members of the Company.

NOTE 6: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

December 31, 2017
Kiosks	6,278
Total	6,278
Less: accumulated depreciation	(209)
Property and equipment, net	$6,069

Depreciation expense for the year ended December 31, 2017 was $209.

NOTE 7: COMMITMENTS & CONTINGENCIES

Operating Leases

During the reporting period ending December 31, 2017, the Company was leasing its office space under a contract that terminates October 31, 2018. Rent expense was $2,678 during the year ended December 31, 2017. At December 31, 2017, the future minimum annual obligations under the non-cancellable operating lease commitments are as follows:

2018	$7,982
Total minimum payments required	$7,982

NOTE 8: SUBSEQUENT EVENTS

A.	Reverse Acquisition

Summary

On January 4, 2020, PrivCo and GreenBox POS, a Nevada corporation (“PubCo”) entered into an Asset Purchase Agreement (the “Agreement”), to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among PubCo (the “Buyer”) and PrivCo (the “Seller”).

On April 12, 2018, pursuant to the Verbal Agreement, PubCo acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, and bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, PubCo assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business (collectively, the “GreenBox Acquisition”).

For accounting and reporting purposes, PubCo deemed the GreenBox Acquisition a “Reverse Acquisition” with PrivCo designated the “accounting acquirer” and PubCo designated the “accounting acquiree.”

On May 3, 2018, PubCo formally changed its name to GreenBox POS LLC, then subsequently changed its name to GreenBox POS on December 13, 2018. Prior to the name changes, PubCo was known as ASAP Expo, Inc (“ASAP”). ASAP was incorporated April 10, 2007 under the laws of the State of Nevada (collectively, “PubCo”).

Transactions

On March 23, 2018, the then controlling shareholder and then sole officer and sole director of PubCo, Frank Yuan, along with his wife, Vicky PMW Yuan, entered into a Purchase Agreement with PrivCo (the “SPA”).

Pursuant to the SPA, the Yuans agreed to sell 144,445,000 restricted shares of PubCo’s common stock, par value $0.001 per share (the “Common Stock”), to PrivCo for a consideration of $500,000: $250,000 in cash, paid at closing, and $250,000 in restricted shares of Common Stock (the “Shares Due”) to be issued within 30 days of the close of the SPA.

On or about March 29, 2018, Frank converted a portion of a Line of Credit that Frank had previously issued to PubCo, in exchange for 144,445,000 restricted shares of Common Stock, representing approximately 90% of PubCo’s issued and outstanding shares of Common Stock (the “Control Block”).

Pursuant to the SPA, on April 12, 2018, Frank caused the Control Block to be transferred to PrivCo.

On April 12, 2018, all business being conducted at that time by PubCo (the “ASAP Business”) was transferred from PubCo to ASAP Property Holdings Inc., a company owned and operated by Mr. Yuan (“Holdings”). In consideration for the ASAP Business, Holdings assumed all liabilities related to the ASAP Business. On April 12, 2018, following the SPA being entered into and the ASAP Business being transferred to Holdings, Errez and Nisan were the sole acting officers and sole acting directors of PubCo.

On May 3, 2018, Frank Yuan formally resigned, and Errez and Nisan were formally appointed the sole officers and sole directors of PubCo.

On April 12, 2018, pursuant to the Verbal Agreement, PubCo acquired the GreenBox Business and assumed PrivCo’s liabilities per the terms of the Agreement. The value of the assets acquired on April 12, 2018 was $843,694, which excluded the Control Shares, which remain a PrivCo asset. The value of PrivCo’s assumed liabilities on April 12 was $589,078. The difference between assets and liabilities was $254,616, which PubCo booked as a Gain on Bargain Purchase. However, because we are using Reverse Acquisition accounting, PubCo subsequently recorded the gain as Paid in Capital.

On or about June 8, 2018, PrivCo paid the Shares Due, by transferring 609,756 restricted shares of Common Stock from the Control Block to Frank’s designees, Frank Yuan and his son, Jerome Yuan.

Reverse Acquisition Reporting Requirements

We deemed PubCo’s acquisition of the GreenBox Business a Reverse Acquisition, subject to SEC Financial Reporting Manual, Topic 12 - Reverse Acquisitions and Reverse Recapitalizations, Section 12200 - Reporting Issues, Sub-section 12210.2 - Reverse Acquisition with a domestic registrant that is not a shell company.

From April 12, 2018 through the Agreement Date (the “In Between Period”), because there was ambiguity regarding the validity of the Verbal Agreement, PubCo filed required quarterly and annual reports with the Securities and Exchange Commission (the “Commission”) as if there had not been a Reverse Acquisition. During the In Between Period, PrivCo continued to operate as if it still owned the GreenBox Business, which included maintaining records of GreenBox Business financial transactions on PrivCo’s accounting software, and entering into contracts and agreements as PrivCo, while PubCo paid all expenses, including expenses related to PrivCo contracts entered into prior to April 12, 2018 and after April 12, 2018, as well as expenses incurred as a result of litigation resulting from disagreements between PrivCo and other parties. During the In Between Period, PubCo represented itself in press releases, as being the owner/operator of the GreenBox Business. Additionally, from April 12, 2018 through approximately December 31, 2018, PubCo and PrivCo shared control of PrivCo’s bank accounts, and on approximately January 1, 2019, PubCo assumed control of PrivCo’s bank accounts.

By virtue of the payment of PrivCo’s litigation expenses by PubCo, by virtue of PubCo representing itself in press releases, as being the owner/operator of the GreenBox Business, and by virtue of the shared control of PrivCo’s bank accounts starting on April 12, 2018, both PubCo and PrivCo concluded that the Verbal Agreement was valid and the GreenBox Business asset acquisition took place on April 12, 2018.

Given this conclusion, PubCo:

1)	Executed an Agreement memorializing the April 12, 2018 Verbal Agreement, and expects to file a Form 8-K in January 2020 (the “January 8-K”) to disclose the Agreement;
2)	Expects to file these audited financials for PrivCo from its formation on August 10, 2017 through December 31, 2017 in the January 8-K;

PubCo plans to:

3)

Restate and refile PubCo’s 2018 financials with the Commission – on a combined basis with PrivCo, with PrivCo being the acquirer for accounting purposes, to include auditor reviewed, amended Form 10-Qs for the periods ending June 30, 2018 and September 30, 2018, and an audited, amended Form 10-K for the period ending December 31, 2018;

4)	File auditor reviewed, Form 10-Qs with the Commission, for the periods ending March 31, 2019, June 30, 2019 and September 30, 2019.

PubCo plans to become compliant with the Securities and Exchange Commission quarterly filing requirements, including filing the Company’s Form 10-K for 2019, on or before March 30, 2020.

B.	Product Development, Launch and Sales

In March 2018, we formally announced DEL, PAY, QuickCard, POS and Loopz to an international audience, during a presentation at the Israel International Innovation Expo, in Tijuana, Mexico.

1)	DEL is our Delivery App, which provides APIs to POS and PAY.
2)	PAY is our Payment App, which provides financial APIs to all our other software components.
3)	QuickCard is QuickCard Payment System, which is a comprehensive physical and virtual cash management system, including software that facilitates deposits, cash and e-wallet management.
4)	POS Solutions is our complete end-to-end Point of Sale solution, comprising both software and hardware.
5)	Loopz is Loopz Software Solution, which is a mobile delivery service operations management solution with automated dispatch functionality.

In March 2018, our QuickCard Payment System was comprised of PAY, proprietary kiosks and e-wallet management. We introduced TrustGateway as an integrated component of QuickCard in July 2018.

In June 2018, we commenced a soft launch of our system, signed up our initial customers and began generating revenue. We continued to improve and build out our system throughout 2018, which allowed for an escalation in merchants using our system, as well as increasing revenues.

In 2019, we commenced a larger deployment of our blockchain-based, payment and ledger system, which we believe was enthusiastically received. As we increased our Independent Sales Organizations (“ISO”) relationships, we were able to on-board clients at an increasing pace, resulting in increasing revenues. As client acquisitions accelerated, we experienced significant growth in payment processing volume through the third quarter of 2019.

Servicing our quickly growing customer base required us to grow our “acquiring bandwidth” proportionally. Acquiring bandwidth is the technology nomenclature for the ability to push transactional volume to an accumulation account held by a commercial bank, sponsoring such activity for a company. We work with several acquiring banks, each of which provides this support to us, as well as setting support limits and/or transactional volume limits, for each account. Additionally, each account comes with policies for disbursements and reserves set by each sponsor bank, under which we operate. We then apply these policies, limits and reserve requirements to each of our client accounts. In some cases, we experienced challenging reserve policies from certain acquirers, which in turn created challenging situations for us. Where we weren’t able to negotiate more favorable conditions with an acquirer, we formed relations with new acquirers, which better suited our needs.

As we grew, it became apparent to us that market demand for our services could be substantial and that we would need to upgrade and reengineer certain technology modules of our acquiring engine. As a result, we scaled back our acquiring capabilities in the fourth quarter of 2019, which allowed us to focus on the technology upgrades. As anticipated, this shift in focus resulted in a reduction of revenues in the fourth quarter. However, we anticipate these upgrades will enable growth acceleration in 2020 and beyond.

C.	RB Capital Partners, Inc. – Minority Owner, Affiliated Party, Lender, Plaintiff in Lawsuit

1)

On or about January 10, 2018, we signed a Subscription and Stock Purchase Agreement (“RB Cap SPA”) with RB Capital Partners, Inc. (“RB Cap”), wherein we agreed to sell RB Cap 4% of PrivCo, non-dilutive, for $1,000,000, payable in four installments due January 15, 2018, February 15, 2018, March 15, 2018 and April 15, 2018. By mid-April, we had received all payments. This transaction implied a post money valuation of $25,000,000. As of this filing, RB Cap remains a minority membership interest holder in PrivCo, with a claim to approximately six million PubCo shares, however the implications of this ownership and RB Cap’s claim to PubCo shares are in dispute, and are the subject of a lawsuit with RB Cap (see Section K. Legal Matters below).

2)

On or about March 15, 2018, we issued a twelve-month, $300,000 convertible promissory note to RB Cap, with an interest rate of 12% per annum (“RB Cap 300K Note”). The note’s convertibility feature commenced six months after the note’s issuance, at a conversion rate of $0.001 per share of the Company’s common stock. Under the terms of the Agreement, PrivCo agreed to pay $185,000 of the principal balance due on this note. On or about June 8, 2018, PrivCo transferred 440,476 restricted shares of Common Stock from the Control Block, with a market value of $185,000, to a purported designee of RB Cap, as a payment of principal of the note. Subsequently, RB Cap disputed the reduction in principal (see Section K. Legal Matters below).

3)

On or about October 23, 2018, PubCo issued 7,500,000 newly issued, restricted shares of Common Stock to RB Cap, in repayment of $7,500 of the RB Cap 300K Note Subsequently, we disputed whether these share should have been issued to RB Cap (see Section K. Legal Matters below).

4)

On or about March 13, 2019, we issued a final cash payment towards the RB Cap 300K Note of approximately $110,000 (the “Payoff Funds”). However, RB Cap contested the amount of the Payoff Funds (see Section K. Legal Matters below).

5)

On November 26, 2018, PubCo issued a convertible promissory note for $200,000 to RB Cap (the “RB Cap $200K Note”). The note incurs interest at 12% per year and the outstanding principal and accrued interest are due November 26, 2019. RB Cap may elect to convert the note at any time from six months from the date of issuance at a fixed price per share of $4.50. This note became part of a legal claim/counter claim with RB Cap (see Section K. Legal Matters below).

D.	QuickCitizen Acquisition / Related Party Transaction

On or about January 18, 2018, we purchased QuickCitizen, a client interfacing charge card software platform, with certain properties deemed advantageous to products under development. After we acquired QuickCitizen, QuickCitizen’s code was integrated into QuickCard, our card processing technology, which was initially a standalone application (available on the digital distribution platforms Apple App Store and Google Play). QuickCard has since been integrated into the backend processing engine of the products embodying PrivCo’s blockchain payment and e-wallet technology.

We purchased QuickCitizen from Firmness, LLC (“Firmness”), an affiliated company, which was 50% owned by one of our two owners, Nisan, for a total of $75,000. Nisan believed there to be great long-term value in his involvement with GreenBox, therefore, Nisan and Firmness’s other owner, Marlena Chang Sharvit ("Sharvit"), agreed that Nisan would forgo any compensation contemplated or realized by the transaction, and that Sharvit would receive the entire consideration paid to Firmness.

We agreed to a payment plan with Sharvit, which was scheduled over approximately seven months, beginning December 2018, and paid during 2019, with the final payment remitted to Sharvit in July 2019. Firmness was dissolved in December 31, 2018.

E.	MTrac

Exclusive Licensing Agreement: MTrac JV

On or about February 1st, 2018, we signed a joint venture agreement (“MTrac JV”), with MTrac Tech Corporation (“MTrac”), a wholly owned subsidiary of Global Payout, Inc. (OTC:GOHE), by which we gave exclusive rights to MTrac to use our technology for merchants, that we are not servicing. The initial term of this agreement was one year, with automatic renewals in one-year increments, until such time as the agreement is restructured or cancelled, for which MTrac would pay a total of $360,000 annually. Additionally, as part of the MTrac JV, MTrac was to acquire 4% in membership interests in the Company for $1,000,000, representing a post-money valuation for the Company of $25,000,000. We received $360,000 on or about March 15, 2018 from MTrac and were to receive $1,000,000 on or before May 15, 2018.

New Exclusive Licensing Agreement: MTrac 5 Year License

On or about June 12, 2018, we agreed with MTrac to cancel the MTrac JV and replace it with a new exclusive licensing agreement (the “MTrac 5 Year License”) which granted MTrac exclusive use of our technology for high risk industries for a period of 5 years, while cancelling MTrac’s planned equity investment. We applied $270,000 of the $360,000 MTrac had paid us on March 15, 2018 to this MTrac 5 Year License, with the remaining $90,000 paid by MTrac on or about November 6, 2018.

New Exclusive Licensing Agreement: Unified Agreement

On or about October 2, 2018, we entered into a three-party agreement with MTrac and Cultivate Technologies, LLC (“Cultivate”) a Nevada Corporation, to redefine pricing and revenue sharing under a new agreement (the “Unified Agreement”). The Unified Agreement did not eliminate the licensing fees stated in the MTrac 5 Year License, but added and defined a profit sharing agreement on all accounts generated by the merchants and agents that MTrac procured for PubCo, as follows: 40% to MTrac, 40% to PubCo, and 20% to Cultivate, with profit defined as Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”), adjusted for non-cash long-term compensation, based upon publicly filed financial information. Under the terms of the Unified Agreement, MTrac was granted the exclusive right by Cultivate and us to market the GreenBox Business’ new blockchain ledger-based payment platform which combined our proprietary system with certain proprietary technologies owned by Cultivate, which in combination offer a payment platform that allows a much more user-friendly payment system (the “Current Platform”).

New Exclusive Licensing Agreement: Current Exclusive License

On or about December 17, 2018, all previous agreements with MTrac were revoked, at which point we entered into a new 5-year exclusive three-party Software License and Services Agreement with Exclusivity with MTrac and Cultivate (referred to as the “Current Exclusive License”). Under the terms of the Current Exclusive License, PubCo waived all future licensing fees for the remaining 4-year term (in recognition of MTrac’s introduction of Kenneth Haller to PubCo – see Section M. Kenneth Haller below) and gave MTrac the exclusive right to market the Current Platform to high risk cannabis merchants in North America and to license the Current Platform to non-high risk merchant on a nonexclusive basis. The parties’ revenue sharing agreement was newly defined as a split of revenue derived from the processing of the payments from merchants referred under the Current Exclusive License, distributed after deducting certain agreed upon costs, as follows: 50% to MTrac, 25% to PubCo and 25% to Cultivate.

In order for MTrac to maintain exclusivity rights under the Current Exclusive License, MTrac must meet certain merchant payment processing targets, subsequently modified under a verbal agreement, as follows: as of September 1, 2019, $10,000,000 in monthly processing volume (which MTrac achieved); as of January 1, 2020, $25,000,000; and as of June 1, 2020, $40,000,000 in monthly process volume.

Lawsuit

On November 25, 2019, five companies (the “Plaintiffs”) filed a complaint against us, MTrac, Global Payout, Inc. and Cultivate Technologies, LLC in the Superior Court of the State of California. The Plaintiffs filed suit to recover processed funds and processing fees alleged to be withheld illegally (see Section K. Legal Matters below).

F.	Business Office in Canada

On or about February 20, 2018, we secured a Canadian office, located at 885 West Georgia Street Suite 1500, Vancouver, British Columbia, V6C 3E8, under an Office Agreement with Regus Canada. Subsequently, on or around May 3, 2018 we added a physical office at the same location, on a month-to-month basis. We vacated the office in or about July 2019.

G.	Pop N Pay, LLC / Dan Nusinovich / Related Party Transaction

Dan Nusinovich (“Nusinovich”) is the brother of Nisan, who is one of PrivCo’s two owners and the CEO of PubCo. We hired Nusinovich, who has become a key member of the tech team, responsible for developing our blockchain-based systems. on or about February 19, 2018, for a monthly salary of $7,000. Additionally, during the late summer of 2018, when both market opportunity and demand necessitated opening additional bank accounts to support our payment processing products and services, we turned to Pop N Pay, LLC (“PNP”), a Delaware registered limited liability company, that was formed August 20, 2018 by Nusinovich, to open new accounts. From inception, PNP has been overseen and controlled by us, with one of our owners, Ben Errez, appointed as CEO of PNP shortly after PNP’s formation, and the transactions conducted through accounts opened by PNP are included within our financial records as a part of our business.

For his assistance, Nusinovich, through his ownership of PNP, received approximately $3,000 in addition to his salary, in early 2019, for services rendered in the fourth quarter of 2018. Additionally, Nusinovich entered into a Referral Commission Agreement with us in November 2018, which expires in November 2019, under which Nusinovich is to receive 10% for new business resulting from a Nusinovich introduction. To date, no new business has been generated by Nusinovich, thus Nusinovich has not been paid under the Referral Agreement.

On or about June 18, 2019, PubCo issued 160,000 restricted shares of Common Stock to Nusinovich, who was one of nine employees to receive a performance bonus in stock on this day. The shares were fully vested upon issuance and worth $16,000 at closing, on the day of issuance.

H.	Liron Nusinovich / Related Party

We hired Liron Nusinovich on or about July 16, 2018, for a monthly salary of $7,000 as our Risk Analyst. Liron is the brother of Nisan, PubCo’s CEO and Director. On or about June 18, 2019, PubCo issued 110,000 restricted shares of Common Stock to Liron, who was one of nine employees to receive a performance bonus in stock on this day. The shares were fully vested upon issuance and worth $11,000 at closing, on the day of issuance.

I.	America 2030 Capital Limited and Bentley Rothschild Capital Limited / Related Party Transaction

On or about July 30, 2018, Nisan and Errez, the sole officers and directors of PubCo, and the majority owners of PrivCo, each entered into a separate Master Loan Agreement (each an "MLA"): Errez with America 2030 Capital Limited (“American 2030”) and Nisan with Bentley Rothschild Capital Limited ("Bentley"), a company affiliated with American 2030, both located in Nevis, West Indies. Each MLA was for a $5,700,000 loan, at 5.85% interest, maturing in ten years.

Per the MLA’s terms, Nisan and Errez caused PrivCo to transfer 1,600,000 PubCo shares, valued at $2,144,000 at close of trading on the day of issuance, as "Transferred Collateral" from the Control Block (not a new issuance by PubCo) to Bentley (although both contracts acknowledge receipt of 1.6 million shares, there was only was transference of 1.6 million shares). The transfer occurred on or about August 1, 2018. To date, there has been no funding under either of the MLAs.

Subsequently, both Nisan and Errez received constitutive notice, regarding arbitration of an alleged breach of their respective MLAs. This arbitration is ongoing (see Section K. Legal Matters below).

J.	Equity Transactions

RB Cap

On or about January 10, 2018, we signed a Subscription and Stock Purchase Agreement ("RB Cap SPA") with RB Cap, wherein we agreed to sell RB Cap 4% of the Company, non-dilutive, for $1,000,000, payable by RB Cap in four installments during January through April 2018. By mid-April, we had received all four payments. This transaction implied a post money valuation of $25,000,000. As of this filing, RB Cap remains a minority membership interest holder in the limited liability company, however the implications of this ownership were disputed and the subject of a lawsuit with RB Cap (see Section K. Legal Matters below).

MTrac

On or about February 1, 2018 we signed a joint venture agreement (“MTrac JV”) with MTrac Tech Corporation (“MTrac”) a wholly owned subsidiary of Global Payout, Inc. (OTC:GOHE), in which, in addition to defining terms for business collaboration, MTrac was to acquire 4% of our membership interests for $1,000,000, representing a post-money valuation for the Company of $25,000,000, to be received by us on or before May 15, 2018. On or about June 12, 2018, we agreed with MTrac to nullify MTrac’s equity participation, cancel the MTrac JV, and to instead, enter into a subsequent licensing agreement (see Section E. MTrac above).

Bucciero

On or about April 5, 2018, we agreed to amicably part ways with Bucciero (see Note 4: Equity above). Under the terms of a Settlement Agreement and Mutual Release, we returned the $200,000 contributed capital, cancelled the $300,000 balance due to us, and paid Bucciero $100,000 as a breakup fee. In return, Bucciero relinquished any and all claims to ownership of any GreenBox equity, and no longer serves as a managing member.

K.	Legal Matters

Withholding Suit

On November 25, 2019, five companies (the “Plaintiffs”) filed a complaint against us, Global Payout, Inc., MTrac Tech Corporation and Cultivate Technologies, LLC (collectively the “Defendants”) in the Superior Court of the State of California. Plaintiffs filed suit to recover processed funds and processing fees alleged to be withheld illegally (collectively, the “Withholding Suit”).

We do not dispute the funds owed; however, we do believe it’s within our rights to hold the funds, per the terms of agreements signed by Plaintiffs. We disagree with any allegations of any wrongdoing and will aggressively defend ourselves against the Withholding Suit. Ideally, we will settle this claim in the near term. While the results of this matter cannot be predicted with certainty, especially at this early stage, we believe that losses, if any, resulting from resolution of this matter will not have a materially adverse effect on operations or cash flow. As of January 6, 2020 we were not yet required to respond to the Withholding Suit.

America 2030 Capital Limited and Bentley Rothschild Capital Limited

On or about October 31, 2018, Nisan and Errez received constitutive notice, regarding arbitration against Nisan, Errez, PrivCo and possibly PubCo, from Bentley Rothschild Capital Limited ("Bentley") and America 2030 Capital Limited (“American 2030”), both located in Nevis, West Indies, and both claiming breach of contract by Nisan and Errez of Nisan and Errez’s respective individual Master Loan Agreements (see Section I: America 2030 Capital Limited and Bentley Rothschild Capital Limited above) and seeking forfeiture of 1,600,000 PubCo shares that PrivCo had transferred, on or about August 1, 2018, from PrivCo’s Control Shares under the terms of the MLAs. To date, only informal conversational proceedings have ensued.

RB Capital Partners, Inc.

On April 24, 2019, RB Cap and related parties (the “RB Cap Parties”) filed a complaint in the San Diego Superior Court against PrivCo, PubCo, Ben Errez and Fredi Nisan (collectively, the “GreenBox Parties”); and on October 1, 2019, the RB Cap Parties filed an amended complaint against the GreenBox Parties alleging claims of fraud, breach of fiduciary duty, breach of contract and other, related claims.

The GreenBox Parties filed a cross-complaint against the RB Capital Parties, alleging claims of fraud, breach of contract, tortious interference, and other, related claims.

On or about December 15, 2019, the GreenBox Parties and RB Cap Parties resolved to negotiate a settlement and agreed in principal to settlements terms. The documentation of the settlement terms was underway as of January 6, 2020.

L.	IPX Referral Payments, LLC / Affiliated Party Transactions

Pouya Moghavem, our employee since August 1, 2018, owns 25% of IPX Referral Payments, LLC (“IPX”). In addition to the $5,000 monthly salary we pay Moghavem, we entered into a Referral Agreement with IPX wherein we agreed to compensate IPX for referrals, which subsequently become our customers. During 2018, IPX did not earn any commissions.

Additionally, in or about October 2018, IPX provided GreenBox with a merchant account in Mexico through Affinitas Bank, one of the Gateways that process payment transactions on our behalf. We did not pay IPX for this service, however, IPX reported that Affinitas paid IPX approximately $1,830.

M.	Kenneth Haller and the Haller Companies / Affiliated Party Transactions

Kenneth Haller (“Haller”) became our Senior Vice President of Payment Systems, a key member of our management team, in November 2018. We began working indirectly with Haller earlier in 2018, both individually and through our relationship with MTrac Tech Corporation (“MTrac”) (see Section E. MTrac above), which in turn has business relationships with Haller.

Haller brings considerable advantages to our platform’s development and our business development efforts and capabilities, including transactional business relations and a large network of agents, which we believe capable of processing $1 billion annually (the “Haller Network”). The Haller Network is an amalgamation of the collective networks of Haller and three companies owned or majority-owned by Haller: Sky Financial & Intelligence, LLC, Charge Savvy, LLC and Cultivate, LLC (collectively, the “Haller Companies”), each of which has formalized business relationships with us, as well as with some of our partners (for example, MTrac - see below), which we believe allows us to maximize and diversify our market penetration capabilities.

Sky Financial & Intelligence LLC

Haller owns 100% of Sky Financial & Intelligence LLC (“Sky”), a Wyoming limited liability company, and serves as its sole Managing Member. Sky is a strategic merchant services company that focuses on high risk merchants and international credit card processing solutions. In 2018, Sky was using GreenBox’s QuickCard payment system as its main payment processing infrastructure, through Sky’s relationship with MTrac (see Sky - MTrac Agreement below). It was through this successful relationship, that we came to know Haller and the Haller Network. Realizing that the Haller Network and Haller’s unique skill set was highly complementary to our business objectives, we commenced discussions to retain Haller through his consulting firm, Sky, for a senior role, directly responsible for growing GreenBox’s operations. Subsequently, in November 2018, Haller was appointed as our Senior Vice President of Payment Systems, for a monthly consulting fee of $10,000, paid to Sky, subsequently increased to $16,667 per month commencing September 2019 (“Haller Consulting Fee”). This relationship was referenced in press releases as GreenBox’s “acquisition of Sky MIDs Technologies” (see Sky MIDs below).

We accrued and/or paid Haller $55,365 in the quarter ending December 31, 2018, which included $30,000 in consulting fees and $23,365 in travel and relocation expense reimbursement. In 2019, we paid Sky consulting fees of $30,000 in the quarter ending March 31, $30,000 in the quarter ending June 30, $36,667 in consulting fees in the quarter ending September 30, and $124,150 in the quarter ending December 31, which included $50,000 in consulting fees and $74,150 in expense reimbursement.

In 2019, Sky facilitated $1,397,822 in payments (using our funds) on our behalf during the quarter ending September 30, and similarly $184,056 in the quarter ending December 31.

Non-Exclusivity

As our relationship with Haller / Sky is non-exclusive, Haller and the Haller Companies provide services to other companies, including those listed below. Any revenue generated by Haller and/or the Haller Companies through these other relationships is in addition to the Haller Consulting Fee.

Sky - MTrac Agreement

On or about May 4, 2018, Sky entered into a two year, Associate/Referral Agreement-E-Commerce with MTrac, wherein Sky agreed to promote MTrac’s solution payment platform (which is based on the GreenBox platform) and related services; to provide new sales, sales leads, introductions to merchants and Independent Sales Organizations (“ISO”), and other potential customers of MTrac’s services, for which Sky receives ongoing commissions from all credit card transactions processed as a result of new business generated by Sky for MTrac. Most services provided under this contract are executed by Sky’s majority owned subsidiary, Charge Savvy, LLC (see Charge Savvy, LLC below). The agreement noted MTrac’s license of GreenBox’s payment processing technology and contained terms whereby Sky could (but was not required to) refer certain customers to MTrac in exchange for various referral fees. Sky never referred customers to MTrac, and therefore, did not collect, and is not collecting, any referral fees from MTrac.

Haller, through Sky, owns controlling interests in Charge Savvy, LLC and Cultivate, LLC, with whom we do business indirectly, through their respective business relationship with MTrac. We also do business directly with Cultivate LLC, through a three-party agreement, which includes us, MTrac and Cultivate (see Cultivate, LLC below).

Charge Savvy, LLC

Sky owns 68.4% of Charge Savvy, LLC (“Charge Savvy”), an Illinois limited liability company. Haller serves as one of three Managing Members of Charge Savvy, along with Higher Ground Capital, LLC (owns 14%), and Jeff Nickel (owns 17.4%). It is through Charge Savvy, that the Haller Network is most visible as part of our operations, as Charge Savvy is the ISO through which revenue generated from Haller Network Agents is processed, under a contract between Sky and MTrac, who in turn, has a contract with us. The three managing members of Charge Savvy own the same percentages of Cultivate (see below), as they do Charge Savvy.

During the quarters ending June 30 and September 30 of 2019, Charge Savvy sold PubCo POS-related equipment totaling $22,450 and $16,000, respectively.

Cultivate, LLC

Sky owns 68.4% of Cultivate, LLC (“Cultivate”), an Illinois limited liability company, and serves as one of three Managing Members, along with Higher Ground Capital, LLC (owns 14%), and Jeff Nickel (owns 17.4%). When Cultivate was first formed, it was the licensor of certain proprietary point of sale software, retail point of sale operations, and complementary support of Cultivate’s software and related hardware for on-site credit and debit card processing. Subsequently, Cultivate the entity became exclusively a software provider, ceasing all service and support operations. Eventually certain beneficial aspects of the Cultivate software functionality were integrated into QuickCard, then upgraded and replaced with certain updates.

During 2018 and 2019, we did not pay Charge Savvy nor Cultivate any commissions.

In December 2018, Jeff Nickel, one of the Managing Members of Cultivate and Charge Savvy, was paid approximately $10,758 in commissions, separately from our agreements with Charge Savvy and Cultivate.

Cultivate - MTrac Agreement

On or about May 4, 2018, Cultivate entered into a two year, Associate/Referral Agreement-E-Commerce with MTrac, wherein Cultivate agreed to promote MTrac’s solution payment platform and related services; to provide new sales, leads, merchants, ISO Agents, and other potential customers of MTrac services, for which Cultivate receives ongoing commissions from all credit card transactions processed as a result of new business generated by Cultivate for MTrac, who in turn has a contract with us. The Associate/Referral Agreement-E-Commerce between Cultivate and MTrac noted MTrac’s license of GreenBox’s payment processing technology, and contained terms whereby Cultivate could (but was not required to) refer certain customers to MTrac in exchange for various referral fees. Cultivate never referred customers to MTrac, and therefore, did not collect, and is not collecting, any referral fees from MTrac.

Haller Commissions

Under a verbal agreement in Spring 2018, we offered Haller commissions on any referrals that resulted in new business for the Company (“Haller Commissions”). Under this agreement, Haller introduced us to three merchants who became three of the first merchants to use our system. Under the verbal agreement, we paid Haller commissions from transactions processed by these three merchants, summing to approximately $210 in June 2018, $8,396 in July 2018 and $321 in August 2018. In or about September 2018, we commenced discussions with Haller to join our management team and discontinued paying Haller commissions related to these three merchants.

GreenBox, Cultivate and MTrac Agreement

On or about December 17, 2018, PubCo entered into a 5-year exclusive three-party license agreement with MTrac and Cultivate (see Section E. MTrac above). The three Managing Members of Cultivate and Charge Savvy, owning the same percentages in each entity, subsequently decided to collect all revenue through Charge Savvy instead of Cultivate.

Sky Mids

Previous references in press releases issued by PubCo in or about August 2018 regarding a “Sky Mids Acquisition” are references to the non-exclusive working relationship between PrivCo (and subsequently, PubCo) and Sky / Haller. The designation “Sky MIDs” was a colloquial reference to Sky, based upon a Sky-owned and operated website, , which is no longer in use. While an acquisition of Sky has not formally been executed, nor have we (nor subsequently, PubCo) executed a formal engagement with Haller nor Sky, previous statements regarding the nature of our relationship with Sky Mids, which include our beliefs in the advantages of this relationship, accurately represent the working relationship between the Company and Sky / Haller.

Lawsuit

On November 25, 2019, five companies (the “Plaintiffs”) filed a complaint against us, Cultivate Technologies, LLC, Global Payout, Inc. and MTrac Tech Corporation in the Superior Court of the State of California. Plaintiffs filed suit to recover processed funds and processing fees alleged to be withheld illegally (see Section K. Legal Matters above).

N.	Share Transfers

The following three share transactions summarized below, totaling 1,085,000 shares, were each inadvertently transferred from PrivCo’s Control Block rather than PubCo issuing new shares. Subsequently, on or about August 14, 2019, PubCo issued 1,085,000 shares to PrivCo, as reimbursement of the shares inadvertently transferred by PrivCo.

1)

On or about December 27, 2018, PrivCo inadvertently transferred 1,000,000 restricted shares of Common Stock from the Control Block, with a market value of $150,000, which money was deposited into PrivCo’s bank accounts (control of which bank accounts were shared by PubCo and PrivCo from April 12, 2018 through approximately December 31, 2018).

2)

On or about January 4, 2019, PrivCo inadvertently transferred 50,000 restricted shares of Common Stock from the Control Block to a non-affiliated service provider to PubCo for services rendered to PubCo.

3)

On or about January 4, 2019, PrivCo inadvertently transferred 35,000 restricted shares of Common Stock from the Control Block to a non-affiliated service provider to PubCo for services rendered to PubCo.

As of January 6, 2020 PrivCo has not yet filed a Form 3 on the shares received April 12, 2018, nor for any subsequent transactions involving PubCo shares held by PrivCo.

O.	Promissory Notes

Subsequent to PubCo’s acquisition of the GreenBox Business on April 12, 2018, PubCo issued Promissory Notes as follows:

Power Up Lending Ltd

On August 6, 2018, the we entered into a Securities Purchase Agreement with Power Up Lending Up Ltd (“PULG”) under which PULG with agreed to issue notes of up to $1,500,000 in aggregate over twelve months at the discretion of PULG (the “PULG SPA”). The first note under the PULG SPA, for $253,000 was issued simultaneous with the execution of the PULG SPA.

On August 6, 2018, PubCo issued a convertible promissory note for $253,000 to PULG, with a net $250,000 received by PubCo. The note incurs interest at 10% per year and the outstanding principal and accrued interest are due August 6, 2019. The note includes a conversion feature where, beginning 180 days after the issuance date, at which time the lender may convert all or a portion of the outstanding principal and accrued interest balance into shares of PubCo’s common stock at a discounted rate of 65%. PubCo incurred $3,000 in financing fees associated with the loan. PubCo chose to repay the note on January 30, 2019, at which time it repaid the principal, accrued interest and an early repayment penalty of $93,333, which PubCo recorded as interest expense.

On September 27, 2018, PubCo issued a convertible promissory note for $53,000 to PULG, with a net $50,000 received by PubCo. The note incurs interest at 10% per year and the outstanding principal and accrued interest are due September 27, 2019. The note includes a conversion feature where, beginning 180 days after the issuance date, at which time the lender may convert all or a portion of the outstanding principal and accrued interest balance into shares of the PubCo’s common stock at a discounted rate of 65%. PubCo incurred $3,000 in financing fees associated with the loan. PubCo chose to repay the note on March 13, 2019, at which time it repaid the principal, accrued interest and an early repayment penalty of $19,378, which PubCo recorded as interest expense.

On December 13, 2018, PubCo issued a convertible promissory note for $83,000 to PULG, with a net $80,000 received by PubCo. The note incurs interest at 10% per year and the outstanding principal and accrued interest are due December 13, 2019. The note includes a conversion feature where, beginning 180 days after the issuance date, at which time the lender may convert all or a portion of the outstanding principal and accrued interest balance into shares of PubCo’s common stock at a discounted rate of 65%. PubCo incurred $3,000 in financing fees associated with the loan. PubCo chose to repay the note on March 13, 2019, at which time it repaid the principal, accrued interest and an early repayment penalty of $17,005, which PubCo recorded as interest expense.

RB Capital Partners

On November 26, 2018, PubCo issued a convertible promissory note for $200,000 to RB Cap (the “RB Cap $200K Note”). The note incurs interest at 12% per year and the outstanding principal and accrued interest are due November 26, 2019. RB Cap may elect to convert the note at any time from six months from the date of issuance at a fixed price per share of $4.50. This note became part of a claim/counter claim with RB Capital. (See Section C. RB Capital Partners, Inc. above and Section K. Legal Matters above.)

Saskatchewan Ltd

On December 27, 2018, PubCo issued a convertible promissory note for $150,000 to Saskatchewan Ltd (“Sask”) (the “Sask Note”). The note incurs interest at 12% per year, paid quarterly, in advance. The outstanding principal and any remaining interest are due December 12, 2019. The note includes a conversion feature where, beginning six months after the issuance date, at which time the lender may convert all or a portion of the outstanding principal and any accrued interest balance into shares of PubCo’s common stock at a discounted rate of 50%.

Sask issued a notice of conversion to PubCo on June 27, 2019 to convert the outstanding principal into 2,307,692 shares of PubCo’s stock (the “Sask Conversion Shares”), which we recorded as “shares issuable” by PubCo for the period ending June 30, 2019. The shares were subsequently issued to Sask on August 14, 2019.

Vista Capital Investments, LLC

On January 3, 2011, PubCo issued a convertible promissory note for $500,000 to Vista Capital Investments, LLC (“Vista)”) (the “Vista Note”), due October 6, 2019. The note incurred a onetime interest charge of 8%, which was recorded at issuance, and due upon payback of the note. The note included an original issue discount of $125,000, netting the balance received by PubCo from Vista at $375,000. The Vista Transaction included commitment fees, which took the form of an obligation by PubCo to issue Vista 25,0000 shares and a four-year warrant to purchase 125,000 shares, with an exercise price of $2.50. Upon the occurrence of an event of default, the conversion price shall become equal to a fifty percent of the lowest traded price for the Company’s common stock in the 25 consecutive trading days preceding the notice of conversion (the “Default Provision”). The note’s principal and interest were due to be paid October 6, 2019. On or about October 16, 2019, Vista agreed to reduce the principal and interest due to $464,625, cancel the commitment shares, and extend the maturity date of the note to November 6, 2019. On or about December 11, 2019, Vista extended the note’s due date to January 15, 2020, changed the principal and interest balance due on or before January 15, 2020, to $487,858, and waived Vista’s default rights through January 15, 2020.

P.	Purchase Agreements

West Coast Business Capital, LLC

On or about November 12, 2019, PubCo entered into a Purchase Agreement with West Coast Business Capital, LLC (“West Coast”). Under the terms of the Purchase Agreement, we agreed to sell West Coast $596,000 of future incoming cashflow from the GreenBox Business, to be delivered to West Coast in daily installments of $5,960, for $400,000, from which $16,000 in fees was deducted, providing us with net cash of $384,000. For accounting purposes, we recorded this transaction as a loan of $400,000, with interest of $196,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Purchase Agreement.

Fox Capital Group, Inc.

On or about December 5, 2019, PubCo entered into a Secured Merchant Agreement with Fox Capital Group, Inc. (“Fox”). Under the terms of the Secured Merchant Agreement, we agreed to sell Fox $366,000 of future incoming cashflow from the GreenBox Business, to be delivered to Fox in daily installments of $4,073.33, for $260,000, from which $26,000 in fees was deducted, providing us with net cash of $234,000. For accounting purposes, we recorded this transaction as a loan of $260,000, with interest of $106,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Secured Merchant Agreement.

Complete Business Solutions Group, Inc.

On or about December 9, 2019, PubCo entered into an Agreement for the Purchase and Sale of Future Receivables (the “Purchase and Sale Agreement”) with Complete Business Solutions Group Inc, (“CBSG”). Under the terms of the Purchase and Sale Agreement, we agreed to sell CBSG $240,000 of future incoming cashflow from the GreenBox Business, to be delivered to CBSG in weekly installments of $16,000, for $200,000, from which $35 in fees was deducted, providing us with net cash of $19,965. For accounting purposes, we recorded this transaction as a loan of $200,000, with interest of $40,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Purchase and Sale Agreement.

Q.	Issuance of Unregistered Securities

PubCo issued the following securities that were not registered under the Securities Act. Except where noted, all of the securities stated below were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

1)

On or about March 29, 2018, PubCo issued 144,445,000 shares to Frank Yuan (“Frank”), when Frank converted $14,445 of a line of credit Frank had issued to PubCo. Frank was the former sole officer and director of PubCo.

2)	On or about October 23, 2018, PubCo issued 7,500,000 shares to RB Capital Partners (“RB Cap”), in repayment of $7,500 of a $300,000 note issued by PrivCo to RB.
3)	On or about May 10, 2019, PubCo issued 10,000 shares to a non-affiliated legal consultant for services rendered.
4)

On or about June 18, 2019, PubCo issued a total of 850,000 shares to nine PubCo employees as performance bonuses. The shares were fully vested upon issuance and worth $0.10 per share, at closing, on the day of issuance.

5)

On or about August 14, 2019, PubCo issued 2,307,692 shares to a lender, that chose to convert a $150,000 promissory note at a 50% discount into shares of PubCo. Subsequently, on October 18, 2019, PubCo agreed to repurchase the shares for $150,000.

6)

On or about August 14, 2019, PubCo issued 1,085,000 shares to PrivCo, as repayment of shares inadvertently transferred by PrivCo to third parties on behalf of PubCo (see Section N. Share Transfers above).

R.	Charitable Contributions / Related Party Transactions

Nate Errez (“Nate”) is the son of Ben Errez. Nate is a competitive athlete and races Surf Skis for the US National Team. During 2018, PrivCo made $13,355 in charitable donations to organizations in which Nate is a member, including sponsorship of the San Diego Kayak Team (a 501(c)(3) no-profit organization).